Exhibit 99.1

Investor Relations:	October 27, 2015 - Southern Copper Corporation (NYSE and BVL: SCCO)

Raul Jacob (602) 264-1375 southerncopper@southernperu.com.pe www.southerncoppercorp.com

•                 Notwithstanding the decrease in metal prices (copper -18%, Molybdenum -40%, Silver -20%, Zinc -5% and gold -9%), the Company was able to mitigate this downward trend by  increasing sales volumes for copper (+11.0%) and zinc (+12.5%) and significantly reducing costs, while maintaining a sound capital structure and a very strong balance sheet.

•                 Nine months of 2015 (“9M15”) net sales were $3,791.3 million, 12.2% lower than 9M14 net sales of $4,316.4 million principally due to lower metal prices.

• EBITDA[i] in 9M15 was $1,614.7 million, 21.8% lower than the $2,064.3 million in 9M14. The EBITDA margin decreased from 47.8% to 42.6%.

•     Net income in 9M15 was $675.6 million (17.8% of net sales), 31.4% lower than net income of $985.0 million (22.8% of sales) in the 9M14. This decrease was mainly due to lower metal prices as well as a non-cash tax adjustment, recorded in 3Q15, of $51.4 million related to the filing of the 2014 tax return.

•     Copper mine production increased in 9M15 to 536,593 tons (+8.8%) from 492,987 tons in 9M14, mainly as a result of the production performance of the Buenavista mine, which increased production by 35,171 tons (+22.1%) mostly from the additional production of the new state of the art, low cost SX/EW III plant. The remaining 8,435 tons of additional copper production resulted from better ore grades from our operations of Toquepala (+6.0%), La Caridad (+3.7%) and IMMSA mines (+15.2%). The Company expects to further enhance its copper production and low cash cost position in 2016 with the full production of both the SX/EW III and the new Buenavista Concentrator.

•     By-product production: Mined silver production increased by 1.4% in 9M15 mainly due to higher production at our Mexican operations. Molybdenum production decreased marginally by -0.3% to 17,354 tons in 9M15 from 17,410 tons in 9M14.  Refined zinc production was 71,487 tons in the 9M15, 9.7% higher than 9M14 production.

•     Operating cash costii per pound of copper before by-products credits was $1.64 in 9M15, a reduction of 14.5% when compared to the $1.92 per pound for the same period of 2014. This improvement in the Company´s cash cost is due to Buenavista´s new low cost SX-EW production, lower fuel cost (-16.6%), electricity (-18.3%), labor (-9.1%) and maintenance supplies (-2.3%). Operating cash cost per pound, net of by-product credits, was $1.06 in 9M15, an increase of 1.9% compared to $1.04 in 9M14 mainly due to lower metal prices of all our by-products.

•     Capital investments, including the $100.4 million for El Pilar acquisition, were $946.3 million for the nine months in 2015, 14.6% lower than in the same period of 2014, and represented 140.1% of net income. We continue moving forward with our investment program to increase copper production capacity by approximately 90% from our 2013 production level of 617,000 tons to 1,165,000 tons by 2018.

THIRD QUARTER AND NINE MONTHS 2015 RESULTS	SOUTHERN COPPER

• Debt Repayment: On July 27, 2015 the Company paid $200 million from the 10 year bond issued in 2005. The Company has no other amortizations until 2020 when $400 million are due from the 10 year bond issued in 2010. Southern Copper has a solid balance sheet and comfortable amortization schedule with an average duration of over 20 years. Company is well positioned to face this low price environment and move forward with its aggressive expansion program.

• Dividends: On October 22, 2015, the Board of Directors authorized a dividend of 4 cents per share payable on November 24, 2015, to shareholders of record at the close of business on November 10, 2015.

Commenting on the Company’s results and outlook, Mr. German Larrea, Chairman of the Board, said “We have successfully initiated production at our new Buenavista concentrator and we expect to reach full capacity during the first quarter of 2016. With that, the expansion program for our Mexican mining operations will be near completion. Despite the adverse economic environment, thanks to our continuous cost control initiatives and prudent financial policies, we are in a solid position to keep moving forward with the Toquepala concentrator expansion in Peru. The lower per pound cost of the incremental production from our expansion projects is improving our overall cash-cost.  I am confident that the positive results from our investment program will greatly benefit all our stakeholders.”

	Third Quarter				Nine Months
	2015	2014	Variance		2015	2014	Variance
			$	%			$	%
	(in millions except per share amount and %s)
Sales	$1,133.6	$1,474.6	$(341.0)	(23.1)%	$3,791.3	$4,316.4	$(525.1)	(12.2)%
Cost of sales	670.8	719.2	(48.4)	(6.7)%	2,057.4	2.087.6	(30.2)	(1.4)%
Operating income	286.9	547.1	(260.2)	(47.6)%	1,227.0	1,707.3	(480.3)	(28.1)%
Environmental remediation	7.0	47.5	(40.5)	(85.3)%	23.5	47.5	(24.0)	(50.5)%
EBITDA[1]	421.2	687.5	(266.3)	(38.7)%	1,614.7	2,064.3	(449.6)	(21.8)%
EBITDA margin	37.2%	46.6%	(9.4)%	(20.2)pp	42.6%	47.8%	(5.2)%	(10.9)pp
Net income	$98.4	$324.3	$(225.9)	(69.7)%	$675.6	$985.0	$(309.4)	(31.4)%
Net income margin	8.7%	22.0%	(13.3)%	(60.5)pp	17.8%	22.8%	(5.0)%	(21.9)pp
Income per share	$ 0.12	$ 0.39	$(0.27)	(69.2)%	$ 0.85	$ 1.18	$ (0.33)	(28.0)%
Capital investments	$316.2	$410.5	$(94.3)	(23.0)%	$845.9	$1,107.5	$(261.6)	(23.6)%
Acquisition of El Pilar	$100.4	-	$100.4	100.0%	$100.4	-	$ 100.4	100.0%

1 http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx

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THIRD QUARTER AND NINE MONTHS 2015 RESULTS	SOUTHERN COPPER

Capital Investments

Mexican Projects

Buenavista Projects: We continue developing our $3.5 billion investment program at this unit which is expected to increase its copper production by approximately 180% as well as molybdenum production by 42%:

Mine Expansion: to date we have received sixty-one 400-ton capacity trucks, seven shovels and eight drills required for the mine expansion; with an investment of $510.9 million. All these assets are currently in operation.

The new Copper-Molybdenum Concentrator has an annual production capacity of 188,000 tons of copper and 2,600 tons of molybdenum. The project will also produce 2.3 million ounces of silver and 21,000 ounces of gold per year. The new concentrator is in its ramping-up phase and 3 out of the 6 mills are already in operations. The tonnage processed by the mills has exceeded their design capacity. Initial results have been encouraging with better than expected recovery and concentrate grade. In September, we obtained the first copper concentrate lot and due to the promising initial results, it is expected to gradually increase production until the plant reaches full capacity by the 1Q16. The project has a 99% progress with an investment of $1,114 million out of the approved capital budget of $1,384 million.

SX-EW III Plant: In July the Mexican authorities approved the initiation of activities in the Tinajas 2 leaching pad. This will allow the Company to achieve the designed annual production capacity of low cost 120,000 tons of copper cathodes by the first quarter of 2016. As of September 30, 2015, we have invested $522.4 million in this project.

Crushing, Conveying and Spreading System for Leachable Ore (Quebalix IV): This project’s main objective is to reduce processing time as well as mining and hauling costs. It will also increase production by improving SX-EW copper recovery. It has a crushing and conveying capacity of 80 million tons per year and is expected to be completed by the 2Q16. The project has a 78% progress with an investment of $197.0 million out of the approved capital budget of $340 million.

The remaining projects to complete the $3.5 billion budgeted program include important investments in infrastructure (power lines and substations, water supply, tailings dam, mine equipment shops, internal roads, etc.) with a global progress of 70%.

Peruvian Projects

Toquepala Projects:  Through September 30, 2015, we have invested $372.3 million in Toquepala projects. On April 14, 2015 the construction permit for the Toquepala expansion project was approved, allowing us to continue its development. Once in operation, the Toquepala expansion will increase annual production capacity by 100,000 tons of copper, from 135,000 tons estimated in 2015 to 235,000 tons in 2018, and will also increase molybdenum production by 3,100 tons at an estimated capital cost of $1.2 billion. This investment is estimated to generate 2,200 jobs during the construction phase and 300 additional jobs once finished, which will add to current 1,500 permanent employees at Toquepala. The project is expected to be completed by the 4Q17.

Our Board approved a project to improve the crushing process at Toquepala with the installation of a High Pressure Grinding Roll (HPGR) system, which will act as a quaternary crusher. The main objective is to ensure that the concentrator will operate at its maximum capacity of 60,000 tons per day, even with an increase of the ore material hardness index. Additionally, recoveries will be improved with a better ore crushing. During the past 3Q15 we finalized commercial discussions with the selected vendor and already initiated the project engineering and procurement. Once

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THIRD QUARTER AND NINE MONTHS 2015 RESULTS	SOUTHERN COPPER

the engineering is sufficiently advanced we will start construction and plant assembly. The budget for this project is $40 million and we have invested $5.4 million as of September 30, 2015. It is expected to be completed by the 1Q17.

Cuajone Projects: The project to improve slope stability at the south area of the Cuajone mine, will remove approximately 148 million tons of waste material. This project will improve mine design without reducing current production level. The mine equipment acquired includes one shovel, five 400-ton capacity trucks, one drill and auxiliary equipment which will be reallocated to our mine operations once this project is finished. Besides preparing the mine for the future, this investment will avoid a reduction in average ore grade.  As of September 30, 2015, 38.5 million tons of waste material have been removed and this activity will continue for 3.5 additional years, until the end of 2018. As of September 30, 2015, we have invested $67.7 million in this project.

In-Pit Crushing and Conveyor (IPCC) Project: This project consists of installing a primary crusher at the Cuajone mine pit with a conveyor system for moving the ore to the concentrator. The project aims to optimize the hauling process by replacing rail haulage, thereby reducing operating and maintenance costs as well as the environmental impact of the Cuajone mine. The crusher will have a processing capacity of 43.8 million tons per year. We are completing the detailed engineering. The main components, including the crusher and the overland belt, have been already acquired and we have started their installation. As of September 30, 2015, we have invested $65.8 million in this project out of the approved capital budget of $165.5 million. The project is expected to be completed by second quarter of 2017.

Tia Maria project: While we have received approval of Tia Maria´s Environmental Impact Assessment, the issuance of the project´s construction permit has been delayed pending the resolution of certain differences with community groups. The Peruvian government has recommended a dialogue roundtable for the resolution of these differences.

The Company has established a multi-faceted encounter plan to explain the merits of the Tia Maria project. A national media campaign was launched in May and, after it, the Company has conducted a door-to-door campaign in the neighboring district of Cocachacra. This campaign had the purpose of explaining the relevant environmental topics of the project that concerned the local community, as the anti-mining groups had wrongfully confused the community with respect to the project’s water source and consumption, as well as to the alleged emissions into the atmosphere.

Tia Maria, when completed, will represent an investment of approximately $1.4 billion to produce 120,000 tons of copper cathodes per year. This project will use state of the art SX/EW technology with the highest international environmental standards. SX/EW facilities are the most environmentally friendly in the Industry as they do not require a smelting process and consequently, no emissions into the atmosphere are released. The project will only use seawater, transporting this more than 25 kilometers (15.5 miles) and at 1,000 meters (3,300 feet) above sea level, constructing a desalinization plant representing an investment of $95 million. In this manner, the Company guarantees that the Tambo river water resources will be used solely for farming and human consumption.

We expect the project to generate 3,500 jobs during the construction phase. When in operation, Tia Maria will directly employ 600 workers and indirectly another 2,000. Through its expected twenty-year life, the project related services will create significant business opportunities in the Arequipa region. Tia Maria has complied with all existing requirements and regulations and therefore the Company trusts that it will soon receive from government authorities the construction licenses and permits required in order to begin construction of this project.

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THIRD QUARTER AND NINE MONTHS 2015 RESULTS	SOUTHERN COPPER

Conference Call

The Company’s third quarter and nine months earnings conference call will be held on Wednesday, October 28, 2015, beginning at 1:00 PM – EST (12:00 noon Lima and 11:00 AM Mexico City time).

To participate:

Dial-in number:	888-771-4371 in the U.S.
847-585-4405 outside the U.S.
Raul Jacob, SCC Vice President of Finance & CFO
Conference ID:	41055731 and “Southern Copper Corporation Third Quarter and Nine Months 2015 Earnings Results”

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THIRD QUARTER AND NINE MONTHS 2015 RESULTS	SOUTHERN COPPER

Average Metal Prices

	LME Copper ($/lb.)	COMEX Copper ($/lb.)	Molybdenum ($/lb.)	Zinc ($/lb.)	Silver ($/oz.)	Gold ($/oz.)
1Q 2015	2.64	2.66	8.41	0.94	16.70	1,219.22
2Q 2015	2.75	2.77	7.45	1.00	16.38	1,192.82
3Q 2015	2.38	2.40	5.75	0.84	14.87	1,124.01
9M 2015	2.59	2.61	7.20	0.93	15.99	1,178.69

1Q 2014	3.19	3.24	9.93	0.92	20.46	1,293.95
2Q 2014	3.08	3.10	13.45	0.94	19.62	1,288.54
3Q 2014	3.17	3.16	12.62	1.05	19.63	1,281.92
4Q 2014	3.00	2.98	9.22	1.01	16.45	1,200.36
9M 2014	3.15	3.17	12.00	0.97	19.90	1,288.14
Average 2014	3.11	3.12	11.30	0.98	19.04	1,266.19

Variance: 3Q15 vs. 3Q14	(24.9)%	(24.1)%	(54.4)%	(20.0)%	(24.2)%	(12.3)%
Variance: 3Q15 vs. 2Q15	(13.5)%	(13.4)%	(22.8)%	(16.0)%	(9.2)%	(5.8)%
Variance: 9M15 vs. 9M14	(17.8)%	(17.7)%	(40.0)%	(4.1)%	(19.6)%	(8.5)%

Source:  Silver – COMEX; Gold and Zinc – LME; Molybdenum – Metals Week Dealer Oxide

Production and Sales

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	%	2015	2014	%
Copper (tons)
Mined	179,892	164,468	9.4%	536,593	492,987	8.8%
3rd party concentrate	5,101	3,742	36.3%	10,566	5,989	76.4%
Total production	184,993	168,210	10.0%	547,159	498,976	9.7%
Smelted	145,887	148,514	(1.8)%	434,513	437,915	(0.8)%
Refined and Rod	197,559	192,197	2.8%	596,237	550,976	8.2%
Sales	175,538	166,462	5.5%	528,990	476,553	11.0%

Molybdenum (tons)
Mined	5,739	6,024	(4.7)%	17,354	17,410	(0.3)%
Sales	5,621	6,011	(6.5)%	17,158	17,352	(1.1)%

Zinc (tons)
Mined	16,297	13,318	22.4%	45,471	50,634	(10.2)%
Refined	21,459	16,685	28.6%	71,487	65,149	9.7%
Sales	21,831	16,893	29.2%	72,876	64,791	12.5%

Silver (000s ounces)
Mined	3,314	2,960	12.0%	9,730	9,592	1.4%
Refined	3,490	3,520	(0.9)%	9,761	9,701	0.6%
Sales	3,633	3,661	(0.8)%	10,209	10,463	(2.4)%

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THIRD QUARTER AND NINE MONTHS 2015 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF EARNINGS

(Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	VAR %	2015	2014	VAR %
	(in millions, except per share amount)

Net sales:	$1,133.6	$1,474.6	(23.1)%	$3,791.3	$4,316.4	(12.2)%
Operating cost and expenses:
Cost of sales (exclusive of depreciation, amortization, and depletion shown separately below)	670.8	719.2	(6.7)%	2,057.4	2,087.6	(1.4)%
Selling, general and administrative	23.6	26.3	(10.3)%	73.4	76.2	(3.7)%
Depreciation, amortization and depletion	131.6	113.9	15.5%	373.9	340.5	9.8%
Exploration	13.7	20.6	(33.5)%	36.1	57.3	(37.0)%
Environmental remediation	7.0	47.5	(85.3)%	23.5	47.5	(50.5)%
Total operating costs and expenses	846.7	927.5	(8.7)%	2,564.3	2,609.1	(1.7)%

Operating income	286.9	547.1	(47.6)%	1,227.0	1,707.3	(28.1)%

Interest expense, net of capitalized interest	(64.8)	(34.6)	87.3%	(144.5)	(112.0)	29.0%
Other income (expense)	(4.3)	(21.0)	(79.5)%	(9.7)	(31.0)	(68.7)%
Interest income	2.9	3.8	(23.7)%	8.4	12.0	(30.0)%
Income before income tax	220.7	495.3	(55.4)%	1,081.2	1,576.3	(31.4)%
Income taxes	125.3	175.4	(28.6)%	411.6	605.3	(32.0)%
Net income before equity earnings of affiliate	95.4	319.9	(70.2)%	669.6	971.0	(31.0)%
Equity earnings of affiliate	4.0	5.9	(32.2)%	9.5	17.8	(46.6)%
Net Income	99.4	325.8	(69.5)%	679.1	988.8	(31.3)%

Less: Net income attributable to non-controlling interest	1.0	1.5	(33.3)%	3.5	3.8	(7.9)%

Net Income attributable to SCC	$98.4	$324.3	(69.7)%	$675.6	$985.0	(31.4)%
Per common share amounts:
Net income attributable to SCC common shareholders – basic and diluted	$0.12	$0.39	(69.2)%	$0.85	$1.18	(28.0)%
Dividends paid	$0.10	$0.12	(16.7)%	$0.30	$0.34	(11.8)%

Weighted average shares outstanding (Basic and diluted)	793.2	829.2		798.9	832.1

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THIRD QUARTER AND NINE MONTHS 2015 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

	September 30,	December 31,	September 30,
	2015	2014	2014
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$504.5	$364.0	$1,034.2
Restricted cash	5.6	19.4	37.2
Short-term investments	882.1	338.6	208.0
Accounts receivable	516.8	621.9	598.4
Inventories	804.8	836.5	750.0
Other current assets	297.1	309.4	319.1
Total current assets	3,010.9	2,489.8	2,946.9

Property, net	7,842.5	7,436.4	7,189.5
Acquisition of El Pilar	100.4	-	-
Related parties receivable	161.2	161.2	161.2
Leachable material, net	726.4	512.7	539.6
Intangible assets, net	132.9	123.6	124.5
Deferred income tax	602.7	553.9	250.0
Other assets	397.5	249.1	291.4
Total assets	$12,974.5	$11,526.7	$11,503.1

LIABILITIES
Current liabilities:
Current portion of long-term debt	-	$200.0	$200.0
Accounts payable	652.0	549.7	604.2
Income taxes	37.2	80.1	75.9
Accrued workers’ participation	106.7	198.0	172.8
Other accrued liabilities	178.9	123.1	162.7
Total current liabilities	974.8	1,150.9	1,215.6

Long-term debt	5,950.9	3,980.9	3,980.4
Deferred income taxes	338.2	385.5	214.0
Other liabilities	44.7	56.7	63.7
Asset retirement obligation	113.9	116.1	149.2
Total non-current liabilities	6,447.7	4,539.2	4,407.3

EQUITY
Stockholders’ equity:
Common stock	3,347.3	3,353.5	3,357.5
Treasury stock	(2,617.8)	(1,900.6)	(1,611.5)
Accumulated comprehensive income	4,787.4	4,351.6	4,103.0
Total stockholders’ equity	5,516.9	5,804.5	5,849.0
Non-controlling interest	35.1	32.1	31.2
Total equity	5,552.0	5,836.6	5,880.2

Total liabilities and equity	$12,974.5	$11,526.7	$11,503.1

As of September 30, 2015, December 31, 2014 and September 30, 2014 there were 786.6 million, 812.6 million and 822.9 million shares outstanding, respectively.

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THIRD QUARTER AND NINE MONTHS 2015 RESULTS	SOUTHERN COPPER

Southern Copper Corporation

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOW

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	(in millions)

OPERATING ACTIVITIES
Net income	$99.4	$325.8	$679.1	$988.8
Depreciation, amortization and depletion	131.6	113.9	373.8	340.5
Deferred income tax	1.5	(76.2)	(63.4)	(133.1)
Change in operating assets and liabilities	25.9	88.2	(155.8)	(50.4)
Other, net	3.4	(17.1)	(16.7)	(29.4)
Net cash provided by operating activities	261.8	434.6	817.0	1,116.4

INVESTING ACTIVITIES
Capital investments	(316.2)	(410.4)	(845.9)	(1,107.5)
Acquisition of El Pilar	(100.4)	-	(100.4)	-
Sale (purchase) of short-term investment, net	(308.8)	81.9	(543.6)	0.3
Other, net	0.2	-	3.2	4.9
Net cash used in investing activities	(725.2)	(328.5)	(1,486.7)	(1,102.3)

FINANCING ACTIVITIES
Debt incurred (repaid)	(200.0)	-	1,779.8	-
Dividends paid	(79.5)	(99.7)	(239.8)	(283.0)
Distributions to non-controlling interest	(0.1)	(0.2)	(0.5)	(0.7)
SCC common shares buyback	(309.8)	(323.4)	(724.4)	(388.9)
Capitalization of debt issuance cost	(2.0)	-	(11.7)	-
Other	-	-	0.3	0.2
Net cash provided by (used in) financing activities	(591.4)	(423.3)	803.7	(672.4)

Effect of exchange rate changes on cash	(13.1)	16.0	6.5	19.8

Increase (decrease) in cash and cash equivalents	$(1,067.9)	$(301.2)	$140.5	$(638.5)

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THIRD QUARTER AND NINE MONTHS 2015 RESULTS	SOUTHERN COPPER

Company Profile

Southern Copper Corporation (SCC) is one of the largest integrated copper producers in the world and we believe we currently have the largest copper reserves in the industry. The Company is a NYSE and Lima Stock Exchange listed company that is 87.5% owned by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 12.5% ownership interest is held by the international investment community. The Company operates mining units and metallurgical facilities in Mexico and Peru and conducts exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.

SCC Corporate Address

USA

1440 E Missouri Ave, Suite 160

Phoenix, AZ 85014, U. S. A.

Phone: (602) 264-1375

Fax: (602) 264-1397

Mexico

Campos Eliseos N° 400

Colonia Lomas de Chapultepec

Delegacion Miguel Hidalgo

C.P. 11000 - MEXICO

Phone: (5255) 1103-5000

Fax: (5255) 1103-5567

Peru

Av. Caminos del Inca 171

Urb. Chacarilla del Estanque

Santiago de Surco

Lima 33 – PERU

Phone: (511) 512-0440

Fax: (511) 512-0492

###

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made.  These factors include those listed in the Company’s most recently filed quarterly reports on Form 10-Q and annual report on Form 10-K.  The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

i  EBITDA is a common non-GAAP measure useful for our management as an indicator of Company’s ability to produce income from its operations. See reconciliation of EBITDA to GAAP net earnings on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.

ii  Operating cash cost is a non-GAAP measure useful as a management tool to track our performance and better allocate our resources. It is also useful to readers of the financial statements for analysis and comparability purposes. See reconciliation of operating cash cost to GAAP cost of sales on our website http://www.southerncoppercorp.com/ENG/invrel/Pages/PGEbitda.aspx.

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